EXHIBIT 3.2


                         CERTIFICATE OF AMENDMENT OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                   NATIONAL MEDICAL HEALTH CARD SYSTEMS, Inc.
                    -----------------------------------------

               Pursuant to Section 242 of the General Corporation
                          Law of the State of Delaware
                    -----------------------------------------


     National Medical Health Card Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     First: That the Board of Directors of the Corporation, at a meeting duly held on October 29, 2003, adopted a unanimous resolution proposing and declaring advisable an amendment (the "Amendment") to the Corporation's Certificate of Incorporation (the "Certificate") and directed that such proposed Amendment be submitted for the consideration of the Corporation's stockholders at a special meeting thereof. The proposed Amendment is as follows:

     1. Article Fifth, Section 1 is amended to read in its entirety as follows:

     Fifth: Section 1. Classes and Number of Shares. The total number of shares of all classes of stock which the Corporation has authority to issue is fifty million (50,000,000) shares, consisting of thirty-five million (35,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"), and fifteen million (15,000,000) shares of Preferred Stock, par value $0.10 per share (the "Preferred Stock").

     2. Article Fifth, Section 2(g) is amended to read in its entirety as follows:

          (g) the voting powers, if any, of the holders of shares of the series which may, without limiting the generality of the foregoing, include (a) the right to more or less than one vote per share on any or all matters voted upon by the stockholders and (b) the right to vote, as a series by itself or together with any other series or class of stock or together with all series or classes of stock as a class, upon such matters, under such circumstances and upon such conditions as the Board of Directors may fix, including, without limitation, the right, voting as a series by itself or together with all series of Preferred Stock as a class, to elect one or more directors of this Corporation in the event there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and upon such conditions as the Board may determine.

     3. Article Fifth, Section 3(c) is amended to read in its entirety as follows:

          (c) Except as otherwise required by law or this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder on each matter voted upon the stockholders; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware. As used herein the term Certificate of Incorporation shall include any certificate of designations relating to any series of Preferred Stock, whether or not so specified.

     4. Article Fifth, Section 4 is amended to add the following provision to the end thereof:

          (e) Any provision of the Series A Preferred Stock set forth in this Certificate of Incorporation (including the certificate of designations relating to such series of Preferred Stock) may be amended solely by the affirmative vote, given in person or by proxy at a meeting called for such purpose, or written consent, of the holders of at least a majority of the Series A Preferred Stock at any time issued and outstanding, acting as a single class, provided that such amendment was approved by the Required Vote (as defined in this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock)) of the Independent Directors (including any certificate of designations relating to any series of Preferred Stock)) in addition to any vote of the Board of Directors required by law.

     5. Article Seventh is amended to read in its entirety as follows:

          Seventh: In the furtherance and not in limitation of objects, purposes and powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

     6. Article Eighth is amended to read in its entirety as follows:

          Eighth: Subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Company may be called only by (i) the Chairman of the Board, (ii) the President of the Corporation or (iii) the Secretary of the Corporation within 10 calendar days after receipt of the written request of a majority of the total number of Directors which the Corporation would have if there were no vacancies. At any annual or special meeting of stockholders of the Corporation, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Corporation.

     7. Article Ninth is amended to read in its entirety as follows:

          Ninth: Board of Directors. Directors shall be elected for a one-year term at each annual meeting of stockholders, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the next annual meeting of stockholders and shall serve until his successor is elected and qualified or until his earlier death, resignation or removal. Any vacancy on the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by a majority of the directors then in office, although less than a quorum, or a sole remaining director and any directors so chosen shall hold office for the remaining term of the vacant or newly created directorship. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock of the Corporation shall have the right, voting separately as a class or series to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto.

     Second: That thereafter, at a meeting of the stockholders of the Corporation duly held on March 18, 2004, the proposed Amendment was approved by the vote required by Section 242 of the General Corporation Law of the State of Delaware.

     Third: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     The effective date of this Certificate of Amendment of the Certificate of Incorporation of National Medical Health Card Systems, Inc. will be March 19, 2004 at 9:15 a.m.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 18th day of March, 2004.



                                 NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.


                                 By:/s/ James J. Bigl
                                  Name: James J. Bigl
                                 Title: President and Chief Executive Officer